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                                                                   EXHIBIT 10.62



                                MASTER AGREEMENT



         This Master Agreement ("Agreement") is entered into by and among Newmarket Capital Group, L.P. ("Newmarket"), The Kushner-Locke Company ("KLC"), and Allied Pinocchio Productions Ltd. ("Allied").

         1. Definitions. All capitalized terms used herein shall have the meanings set forth in the introductory paragraph hereof or as set forth below:

                  a. "Account" has the meaning set forth in Paragraph 3(c).

                  b. "BofA" means Bank of America.

                  c. "Metropolitan LC" means the letter of credit issued on behalf of Metropolitan Filmexport Group.

                  d. "Overdue Rate" has the meaning set forth in the Pinocchio Loan Agreement.

                  e. "Pinocchio" means the theatrical motion picture titled "The Legend of Pinocchio."

                  f. "Pinocchio Loan" means Newmarket's and BofA's loan to Allied to fund production of "Pinocchio."

                  g. "Pinocchio Loan Agreement" means the Loan Agreement with respect to the Pinocchio Loan and all ancillary security agreements and other documentation relating to the Pinocchio Loan.

         2. Amendment to Pinocchio Loan Agreement. Subject to Newmarket's and BofA's fulfillment of their obligations pursuant to Paragraph 3(a) hereof, the Pinocchio Loan Agreement is hereby amended as follows:

                  a. The parties agree that the total outstanding balance of the loan (including all interest, bank fees, legal fees, and costs) was $3,490,563.95 as of December 31, 1996.
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Newmarket hereby confirms that said balance excludes any legal fees and costs
(for both inside or outside counsel) incurred by Newmarket or BofA in respect of services rendered between August 1 and December 31, 1996, and that all legal fees in respect of earlier time periods have been posted, and that no legal fees or costs will subsequently be posted in respect of this five-month period.

                  b. Commencing on January 1, 1997, the loan shall bear interest at the non-Overdue Rate. However, Newmarket hereby waives and releases the first $33,600 of interest which would otherwise accrue in 1997.

                  c. All interest on the loan shall be paid directly by KLC monthly within 30 days following Newmarket's invoice therefor, without any reduction for any payments on the loan from other sources until principal is fully repaid (i.e., such other payments shall first be applied to principal and then to interest).

                  d. The maturity date of the loan is extended to December 31, 1997. The repayment schedule for principal shall be $1,750,000 by February 15, 1997, $875,000 by July 31, 1997, and the remaining balance on December 31, 1997, with mandatory pre-payments from any and all distributor payments that are received earlier.

                  e. Newmarket will release its security interest, copyright mortgage, assignment of proceeds, and all other benefits in respect to any particular receivables requested and designated from time to time by KLC and/or Allied in favor of KLC or KLC's designee in consideration for a paydown of the Pinocchio Loan with respect to such receivable in an amount equal to the discounted present value of the receivable (discounted at the non-Overdue Rate). In this connection, Newmarket shall enter into such reasonable and customary inter-party documentation and release of applicable bank payment assignments as may be requested by KLC and will agree to pay over to KLC or its designee any proceeds which may thereafter inadvertently be received by Newmarket in respect of the released receivable. Newmarket confirms that it will not retain any security interest, payment assignment, or collection account to secure its profit




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participation on Pinocchio with respect to such released receivable.

                  f. KLC hereby irrevocably and unconditionally guarantees the timely and full payment to Newmarket of (a) all principal payments on the loan (excluding $1,750,000 due to be paid by Metropolitan Filmexport on January 31, 1997 and secured by the Metropolitan LC, whether or not all or any portion of such obligation is actually paid), (b) any reasonable and customary legal fees in respect of the loan for legal services rendered after January 1, 1997, and
(c) any usual and customary collection costs, such as wire transfer fees or other remittance charges. Subject to the foregoing limitations on amounts guaranteed hereunder, all of the provisions of Paragraphs 2 through 13 of the original Guaranty (i.e., excluding any amendments thereto) dated as of July 7, 1995 made by KLC with respect to the Pinocchio Loan are hereby incorporated by reference in full, provided that the term "Lenders" herein shall be deemed to refer solely to Newmarket, and BofA shall not be deemed a beneficiary of the guarantee herein provided. Subject to the foregoing, the parties acknowledge and confirm the cancellation of the original Guaranty and KLC's release from any and all liability thereunder.

                  g. Except as expressly set forth herein, the Pinocchio Loan Agreement shall remain in full force and effect, provided that the parties acknowledge that there are no existing defaults thereunder, that no further bank fees shall be charged or payable thereunder provided that there are no subsequent defaults under the Pinocchio Loan Agreement as amended by this Agreement, that BofA has no rights or security thereunder in relation to Allied and KLC (other than as provided in Paragraph 4 hereof), and that Allied and KLC have no further obligation thereunder to close or achieve further sales thresholds at any time.

         3. UK Sale-Leaseback. The following provisions shall apply with respect to the proposed UK sale-leaseback of Pinocchio:

                  a. Newmarket covenants to KLC and Allied that Newmarket and BofA shall cooperate with KLC in concluding a sale-leaseback of Pinocchio by timely executing all usual and customary documentation required in connection therewith and



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causing the delivery of such reasonable and customary legal opinions as may be required in connection thereunder from counsel to Newmarket and BofA.

                  b. KLC shall be entitled to receive up to the first $150,000 in net cash released and payable to KLC upon closing of the sale-leaseback (net of all payments, costs, fees, and expenses incurred by KLC or Allied in respect of the transaction), subject to Newmarket's right to verify that all payments and fees from the gross amount are paid to bona fide third parties.

                  c. Newmarket shall be entitled to a second-position security interest (behind Co-Op Bank) with respect to the bank account holding the remaining net proceeds of the sale-leaseback (the "Account"). Such security interest is granted solely for the purpose of securing repayment of the Pinocchio Loan by Allied as provided in the Pinocchio Loan Agreement as herein amended. Such security interest shall be subject to the terms and conditions of the Pinocchio Loan Agreement, as herein amended, applicable to Newmarket's security as provided thereunder.

                  d. KLC hereby represents and warrants as follows:

                           i) From the date of the Pinocchio Loan Agreement
through and including the date of closing of the sale-leaseback transaction, there have been no (a) grants or licenses by Allied except as have been fully disclosed to Newmarket or (b) any intervening liens or judgments against Allied.

                           ii) No voluntary or involuntary bankruptcy petition
will be filed against Allied or the new lessee until at least 90 days after the Pinocchio Loan is paid in full.

                           iii) Newmarket shall not suffer any economic loss
(other than its own legal fees) by reason of cooperating with the sale-leaseback.

         4. Newmarket is Lender. Newmarket hereby represents and warrants that it has bought out the interest of BofA in the Pinocchio Loan and has assigned the Pinocchio Loan Agreement to BofA as security for a loan from BofA to Newmarket. Newmarket represents and warrants that it has the right to enter into this



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agreement and to amend and modify the Pinocchio Loan Agreement with all such agreements, amendments, and modifications fully binding on BofA, and Newmarket indemnifies KLC and Allied from any loss, claim, or liability resulting from any contrary action by BofA.

         5. Mutual General Release. Subject to Newmarket's and BofA's fulfillment of their obligations pursuant to Paragraph 3(a) hereunder, KLC and Allied, on the one hand, and Newmarket, on the other, hereby fully release, discharge, and waive any and all claims they may have against the other attributable to any claim, defaults, acts, or inactions that have occurred, or are alleged to have occurred, prior to the effective date hereof. This release shall extend to all claims and causes of action of every kind and nature whether in law or in equity, whether known or unknown, foreseen or unforeseen. This release is intended to be a general release, and both parties waive the provisions of California Civil Code section 1542 (which states that a general release does not extend to unknown claims). For the avoidance of doubt, this release does not apply to the obligations of the parties hereunder and under the Pinocchio Loan Agreement as amended by this Agreement.

         6. Condition Precedent. A condition precedent to the effectiveness of this Agreement is the closing of the UK sale-leaseback.

         7. Guarantee of Participation. KLC hereby unconditionally and irrevocably guarantees the full and prompt payment when and as due of Newmarket's share of revenues attributable to exploitation of Pinocchio pursuant to the letter agreement among Newmarket, KLC, Allied, and Kushner-Lock International, Inc. Notwithstanding the foregoing, and for the avoidance of doubt, Newmarket acknowledges and confirms that it has no security in Pinocchio or proceeds thereof in respect of its revenue participation, and that it waives any claim or entitlement to a collection account in connection therewith. For the further avoidance of doubt, Newmarket acknowledges and confirms its approval of all third party revenue participations summarized on Exhibit "A" granted by Allied or KLC or their predecessors in interest in respect of rights acquired, services rendered and financing provided in connection with Pinocchio as permissible




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deductions in the computation of Newmarket's revenue participation hereunder.

         8. Governing Law and Jurisdiction. This Agreement shall be governed by the internal laws of the State of California (i.e., without regard to its conflict of law principles). Each party hereto hereby agrees that any dispute relating to this Agreement may be brought in the state or federal courts in Los Angeles, California, and each party irrevocably waives any objection to such venue or any claim of inconvenient forum with respect to such jurisdiction.

         9. Amendment. This Agreement may only be amended by a written instrument executed by all of the parties hereto.

         10. Execution in Counterparts. This Agreement may be executed in counterparts and transmitted by facsimile copy, each of which shall be deemed to constitute an original.

         IN WITNESS WHEREOF, this Agreement has been executed by and among the parties hereto effective as of ___________, 1997.

                                   THE KUSHNER-LOCKE COMPANY


                                   By: /s/ Bruce Lilliston
                                      ------------------------------
                                   Title:  President


                                   ALLIED PINOCCHIO PRODUCTIONS LTD.


                                   By: /s/ Bruce Lilliston
                                      ------------------------------
                                   Title:  Authorized Signatory


                                   NEWMARKET CAPITAL GROUP, L.P.
                                   By:  BFB, LLC, Managing
                                          General Partner


                                        By: /s/ W. Tyre
                                           -------------------------
                                        Title:  COO




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